Bank of America(logo)
                                               100 North Tryon Street
                                               Charlotte, NC 28255

                                               Tel 704.386.5000

Amendment No. 1 (Dated October 13, 1999) to
Pricing Supplement No. 0233 Dated September 27, 1999   Rule 424(b)(2)
(To Prospectus dated May 21, 1998 and                  File number: 333-51367
Prospectus Supplement dated November 16, 1998)

Subordinated Medium-Term Notes, Series H
Due Nine Months or More From Date of Issue
Fixed Rate Notes

Principal Amount:                                  $  40,000,000.00
Issue Price:                       100.00%(1)      $  40,000,000.00
Commission or Discount:              1.95%         $     780,000.00
Proceeds to Corporation:            98.05%         $  39,220,000.00

Agent:                   Salomon Smith Barney, as Principal(1)

Original Issue Date:     October 15, 1999

Stated Maturity Date:    October 15, 2014

Cusip #:                 06050N-AH-8

Form:                    Book-entry only

Interest Rate:           7.400% per annum

Interest Payment Dates:  Interest payment dates are corrected to semiannually beginning April 15, 2000, and on the 15th of each October and April thereafter

Discount Note:                                         No

May the Notes be redeemed by the Corporation prior
 to maturity?                                          Yes (see below)

The notes will be subject to redemption at the option of the Corporation, in whole, on the Interest Payment Date occurring October 15, 2002 and on any Interest Payment Date occurring in April or October thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice to the Noteholder and the Trustee, as described in the Prospectus Supplement.

May the Notes be repaid prior to maturity at the option of the
 holder?                                                No

(1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by Salomon Smith Barney